EXHIBIT 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE SIGNS $170 MILLION CONTRACT WITH GULFSTREAM
Contract will run through 2010

ST. LOUIS - October 3, 2006 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries, announced today that it has signed a five-year contract for components, kits and assemblies with Gulfstream Aircraft Corporation. The execution of this contract concludes negotiations of the Memorandum of Understanding the company announced on November 2, 2005.

The contract value is estimated, based on current production rates, at $170 million through December 31, 2010, and consolidates under one contract all existing contracts and most of the other work LMI Aerospace performs for Gulfstream. Each of LMI’s facilities will be involved in supporting the new agreement. LMI produces wing and fuselage components and assemblies and provides kits of aircraft components with just-in-time distribution to Gulfstream’s assembly floor for the G350, G450 and G550 business jets.

“We are pleased to extend our strategic partnership with Gulfstream,” said Ronald S. Saks, President and Chief Executive Officer of LMI. “This long-term agreement will allow us to invest in innovative ways to support Gulfstream on both current work and future development aircraft opportunities.”
LMI Aerospace, Inc., is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace, Inc., manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This news release includes forward-looking statements that are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace, Inc.’s, filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, for more details.